Exhibit 99.2

Pixelworks, Inc. Q1 2018 Conference Call
May 2, 2018

Operator

Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s first quarter 2018 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we will conduct a question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Pixelworks’ CFO, Mr. Steve Moore.

Steve Moore
Good afternoon and thank you for joining us today. With me on the call is Todd DeBonis, Pixelworks’ President and CEO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the first quarter 2018.
Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the Company's beliefs as of today, Wednesday, May 2, 2018, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income/loss, and net income/loss per share. These non-GAAP measures exclude deferred revenue fair value adjustment, inventory step-up and backlog amortization, amortization of acquired intangible assets, acquisition and integration-related costs, stock-based compensation expense, restructuring expenses, fair value adjustment on convertible debt conversion option, discount accretion on convertible debt fair value, extinguishment of convertible debt and a tax benefit related to tax reform. With the exception of stock-based compensation and the tax benefit related to tax reform, all of these adjusting items are related to the acquisition and integration of ViXS Systems. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.
Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net income/loss and GAAP net income/loss to adjusted EBITDA, which provide additional details.
With that said, I will now turn the call over to Todd for his opening remarks.

Todd DeBonis
Thank you, Steve and good afternoon to those joining us on today’s call.
As reported in today’s press release, our first quarter financial results were at or above the high-end of our guidance range that we provided in mid-February. Revenue for the quarter was $15.3 million, with the sequential decline reflecting the typical first quarter seasonality in our core projector business. Gross margin and operating expenses both came in slightly better than expected in the first quarter - and as a result we achieved breakeven EPS on a non-GAAP basis. Also during the quarter, we successfully converted or paid off all remaining convertible debt that we acquired as part of the ViXS transaction last August.

Before walking through our end markets and recent customer traction, I want to make a few brief comments on operations. Over the last two years, we’ve taken numerous actions to streamline our product portfolio and successfully implement initiatives to drive increased efficiencies across the organization. As part of our ongoing effort to position Pixelworks to deliver long-term sustainable growth and increased profitability, in late April we implemented a relatively small restructuring to further improve operational efficiencies and prioritize the allocation of resources for near-term revenue growth. As part of this plan, we anticipate recognizing charges in the second and third quarters totaling approximately $2 million. Note, these actions will have no impact on our strategy, prospective growth opportunities or any of our current customer engagements.
With that, I’ll now turn to an update on our end markets of Projector, Video Delivery and Mobile.
Beginning with our core Projector business - revenue was sequentially lower but in-line with typical first quarter seasonality. As a reminder, Pixelworks' SoCs represent a large majority of the 3-LCD market share. Many of our largest projector customers are based in Japan and have fiscal years ending in March, and these OEMs are incentivized to close-out their fiscal year-end with as little inventory as possible. This in addition to consumer buying patterns is what drives seasonally lower demand and revenue in our calendar first quarter. As such, our projector business performed as expected, and we anticipate solid sequential growth in the second quarter.
During the quarter, we continued to make good progress on our co-development of a next-generation SoC for a large projector customer. This project remains on schedule, and we recorded an approximately $2 million offset to R&D during the first quarter associated with the achievement of specific development milestones. We are on track to release this new chip for production by the end of year. Notably, although this SoC is being developed with a specific large customer, we expect to quickly leverage the resulting intellectual property in the development of similar chips for other projector customers.
More broadly, the projector market looks to be healthy and Pixelworks remains well positioned. We continue to have good near-term visibility with our customers - and both channel inventories and backlog are consistent with expected seasonal patterns. Given what we believe is a normalized demand environment, we expect the projector market to be flat- to slightly-up in 2018. Finally, bookings for the current quarter are solidly higher, and this is reflected in our second quarter guidance.
Turning to Video Delivery - This portion of our business performed largely as expected in the first quarter and revenue was consistent with the normalized annual run-rate of roughly $10 million exiting 2017, which we outlined on our previous conference call. Following our completed integration of the video delivery business in the fourth quarter, we are increasing focus on two meaningful market opportunities. The first is the consumer electronics market in Japan, and the second is over-the-air or OTA streaming - primarily here in the U.S.
In Japan, we continue to see healthy traction for our XCode family of advanced decoding and transcoding SoCs, which enable HD and UHD Blu-ray playback and recording in branded set-top-box devices. Unlike in the U.S. where dedicated equipment is issued to the consumer by a service provider, such as Comcast or Charter Communications, many Japanese consumers purchase their own set-top boxes that support over-the-air Terrestrial Broadcast signals. This market is predominately served by four consumer electronics suppliers. Japan has been trialing a new advanced standard called ADSB-T that will support Terrestrial Broadcast in 4K and HDR quality. This service is expected to go live in December 2018, and we currently have multiple programs that are scheduled to be released in advance of this roll-out.
In OTA streaming, a combination of current market dynamics and the consumer’s desire for more control over their video content is increasingly driving more traditional pay-tv subscribers to cut-the-cord. According to a video trends report published by Tivo in March, 87% of cord-cutters canceled their pay-tv service because it was too expensive. A growing number of these consumers are embracing cheaper OTT alternatives that offer a’la carte or skinny bundles, and many cord-cutters combine these OTT services with an OTA antenna to access their local HD broadcast channels for free. Pixelworks’ transcoder chips enable the streaming of live HD broadcast television to wireless devices throughout the home, including smart TVs, streaming media players, smartphones and tablets. Today, our transcoders can be found in several single, dual and quad channel OTA solutions that are being shipped by several OEM’s. We continue to believe that OTA represents a significant growth opportunity as consumers increasingly embrace alternatives to traditional pay-tv, and we are actively working with both our existing customers as well as other ecosystem partners to develop more seamless and integrated solutions for cord-cutters.
Looking forward, we remain excited by the emerging opportunities across our video delivery business. We continue to have significant activity and expanding customer engagements in both the consumer electronics market in Japan and OTA in North America. Near-term, our anticipated growth in video delivery is most likely to be weighted toward the end of 2018, coinciding with the launch of products supporting the new Broadcast standard in Japan.

Shifting to our Mobile business - Although contribution was still relatively modest, mobile revenue increased sequentially and year-over-year in the first quarter as we began shipping volume production orders in support of the April launch of Blackshark’s gaming smartphone. Notably, at Xiaomi Blackshark’s official launch event in Beijing, Pixelworks was one of only two component suppliers mentioned during the Blackshark’s CEO on-stage introduction of the phone. The launch event received a significant amount of media coverage, resulting in great visibility for both the smartphone itself and Pixelworks’ display technology.
Our 3rd-generation Iris chip provides this innovative smartphone for mobile gamers with a full suite of advanced display technologies, including High Dynamic Range, sophisticated color mapping and contrast management, as well as Pixelworks’ proprietary and industry-leading motion estimation motion compensation. Collectively, the capabilities provided by our Iris processor enable Xiaomi Blackshark’s gaming smartphone to deliver advanced display processing that matches today’s leading flagship smartphones. Early indications suggest there has been strong demand for Blackshark phone.
Additionally, today we formally unveiled the full feature set of our 4th generation Iris mobile display processor, which we began sampling to customers in the fourth quarter of last year and subsequently released for production in early 2018. Not intended to be an upgrade or replacement for the 3rd generation Iris chip, our 4th gen Iris provides a distinctly different feature set - and it was specifically designed to lower the barriers to adoption for mobile OEMs. The 4th-generation Iris has a smaller physical profile that requires 45% less board space and it consumes 40% less power than its predecessor, while still delivering an unparalleled suite of advanced video capabilities, including: mobile HDR video for both OLED and LCD displays, our auto-adaptive True View technology that adjusts the display based on ambient lighting, as well as industry-leading color accuracy. In addition to having a significantly lower cost-point, the 4th generation Iris also features real-time conversion of SDR (or Standard Dynamic Range) video content to HDR quality video.
Given that our focus is predominantly on Asian handset OEMs, we’ve received a number of questions about the U.S. Department of Commerce’s recent actions related to exports to a specific OEM in China. First, I want to remind investors that our existing pipeline of mobile engagements span four different regions in Asia, and not just China. That said, we do have multiple programs with the OEM in question, that we anticipated to launch in the second and third quarter of this year - and we are hopeful this customer reaches a quick resolution with the U.S. Department of Commerce. However, regardless of the outcome related to this customer - I want to emphasize that our expectation for a meaningful ramp of mobile revenue from our collective engagements is still intact, though it may ultimately be more pronounced in the back half of 2018.
With that said, as the demand for advanced display processing grows so have our customer engagements and active programs. Since the beginning of the year, the number of customer programs have notably increased to the level that we needed to adjust support resources, and the sales force is now rigorously pre-qualifying all new engagements to align with our objectives.
Given the significant product traction and customer activity just outlined across our mobile business, we remain confident that we will experience a meaningful ramp in mobile revenue in 2018, which will accelerate further in 2019 as OEMs launch an increasing number of smartphones that incorporate Pixelworks’ display processing technology.
Before providing my concluding remarks, there is one additional area I would like to highlight. As indicated on previous calls, a portion of our ongoing research and development activity is dedicated to cultivating complementary market opportunities - these are areas where we believe Pixelworks can leverage its industry-leading display processing and video delivery technology. As part of one of these ongoing development initiatives, earlier this week we announced our collaboration with Wanda Film Group to establish a Film Innovation & Ecosystem Lab in China. This lab extends Pixelworks' existing R&D efforts with the objective of creating new tools and technology for cinema displays. Note, while we don’t expect a direct monetary benefit from this collaboration in the near-term, we do believe this development lab represents longer-term potential to offer new technology and commercial solutions for movie production and theatrical presentation.
In summary, the first quarter reflected a solid start to the year. The relevance of Pixelworks advanced display processing and video delivery technology is growing rapidly with the prevailing demand for higher quality displays and associated content. We are well positioned with innovative products in each of our target end markets. Within mobile, customer interest and the number of programs we are engaged in has increased dramatically over the last 6 months, and we continue to anticipate a meaningful ramp in mobile revenue in 2018. Equally important, we continue to drive operational efficiencies and optimize the allocation of resources in order to capitalize on multiple growth opportunities while also remaining cognizant of our near-term bottom line results.
With that I'll turn the call over to Steve to review our first quarter financials and guidance for the second quarter in more detail. Steve?

Steve Moore
Thank you, Todd.
Revenue for the first quarter of 2018 was $15.3 million, which reflected the expected first quarter seasonality in our digital projection business. This compared to $18.4 million in the fourth quarter of 2017, and revenue of $22.7 million in the first quarter of 2017. Revenue in the comparative periods included approximately $1.0 million and $9.2 million of legacy end-of-life product revenue, respectively.
The breakdown of revenue during the first quarter was as follows:
Revenue from Digital Projector was approximately $12.3 million.
Mobile revenue was approximately $430,000.
And revenue from Video Delivery was $2.4 million.
Additionally, we recorded approximately $144,000 of legacy TV & Panel product sold.
Non-GAAP gross profit margin was 54.2% in the first quarter of 2018, compared to 56.9% in the fourth quarter of 2017 and 54.8% in the first quarter of 2017.
Non-GAAP operating expenses were $7.8 million in the first quarter of 2018, compared to $10.6 million in the fourth quarter of 2017 and $8.3 million in the first quarter of 2017. Lower operating expenses in the first quarter of 2018 were primarily due to the recognition of approximately $2 million offset to R&D associated with our co-development project with a large projector customer.
Adjusted EBITDA was $1.3 million for the first quarter of 2018, compared to $778,000 in the fourth quarter of 2017 and $5.0 million in the first quarter of 2017. A reconciliation of adjusted EBITDA to GAAP net income/loss may be found in today's press release.
We reported non-GAAP net income of $38,000, or breakeven on a per share basis, in the first quarter of 2018, as compared with a non-GAAP net loss of $379,000, or loss of a penny per share, in the prior quarter, and non-GAAP net income of $3.8 million, or 12 cents per diluted share, in the first quarter of 2017.
Moving to the balance sheet, we ended the first quarter with cash and cash equivalents of approximately $20.6 million, a decrease of $6.9 million from the end of 2017, primarily reflecting a combination of cash used in operations and the pay-off of all remaining convertible debt that was acquired as part of ViXS.
Other balance sheet metrics include day’s sales outstanding of 26 days at quarter-end, compared with 23 days at the end of the fourth quarter 2017. Inventory turns during the first quarter of 2018 were 12.0 times, compared to 10.6 times in the prior quarter.
Before turning to guidance, as Todd mentioned the Board of Directors approved a restructuring plan at the end of April to further streamline our operations and improve efficiencies. We expect this relatively small restructuring to be substantially completed by the end of the third quarter, and we expect to record charges in the second and third quarters of 2018 totaling approximately $2.0 million.
Our guidance for the second quarter of 2018 is as follows:
We expect revenue to be in a range of between $18.0 and $19.0 million.
We expect non-GAAP gross profit margin of between 53% and 55%.
For operating expenses, we expect the second quarter to range between $9.5 million and $10.5 million on a non-GAAP basis. Note, unlike in the first quarter of 2018, our expectations for operating expenses in the second quarter do not anticipate any offsets to R&D related to our co-development project with a large digital projector customer.
And finally, we expect second quarter non-GAAP EPS to be in a range of between a loss of $0.04 per basic share and income of $0.02 per diluted share.
With that, we will now open the call for questions. Operator?